Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-249555, 333-254340, 333-263552, 333-269955, 333-277530, and 333-286149) on Form S-8 and (Nos. 333-276677, 333-290355, and 333-292697) on Form S-3 of our report dated March 5, 2026, with respect to the financial statements of Shattuck Labs, Inc.
/s/ KPMG LLP
Austin, Texas
March 5, 2026